UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014

BAXANO SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(919) 800-0020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Effective July 11, 2014, Baxano Surgical, Inc. (the “Company”) entered into a modification (the “Modification”) to its existing purchase agreement dated as of December 3, 2013 (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). The Modification, among other things, (i) increases the number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), that the Company has the right to sell to LPC from 100,000 shares to 125,000 shares as often as every business day, which amount may be further increased in accordance with the Purchase Agreement, (ii) increases the aggregate amount of Common Stock that the Company has the right, subject to certain limitations, to direct LPC to purchase over the 36-month term of the Purchase Agreement from $7.0 million to $8.2 million, and (iii) decreases the floor closing price that the Common Stock must trade above in order for sales to be made to LPC under the Purchase Agreement from $1.00 to $0.50 per share. As previously disclosed, the purchase price for the Common Stock will be based upon prevailing market prices when sales are made to LPC, the amount and timing of which is in the Company’s sole discretion, subject to certain conditions specified in the Purchase Agreement.

No consideration was paid by the Company to LPC upon entering into the Modification.  Pursuant to the Modification,  however, the number of shares potentially issuable by the Company on a pro rata basis as and when LPC purchases Common Stock under the Purchase Agreement was increased to 657,895 shares.  No shares of Common Stock have been issued to LPC since April 16th, 2014.  To date, the Company has sold an aggregate of approximately $3.2 million of Common Stock under the Purchase Agreement.

The Modification, except as expressly stated, does not otherwise materially amend the Purchase Agreement, which remains in full force and effect.

The foregoing description of the Modification contained herein does not purport to be complete and is qualified in their entirety by reference to the Modification, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

10.1	Modification Agreement, dated July 11, 2014, by and between Baxano Surgical, Inc. and Lincoln Park Capital Fund, LLC.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAXANO SURGICAL, INC.

Date: July 14, 2014	By:	/s/ Timothy M. Shannon
Timothy M. Shannon
Chief Financial Officer